Exhibit 16.1

June 28, 2022

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated June 24, 2022, to be filed by our former client, Diego Pellicer Worldwide, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ MACIAS, GINI & O’CONNELL, LLC

Macias, Gini & O’Connell, LLC